Exhibit 99.1

Pernix Therapeutics Announces CEO Transition
Director John Sedor Appointed Interim CEO and Chairman

MORRISTOWN, NJ – May 11, 2016 – Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, today announced that Doug Drysdale, after discussions with the Company’s Board of Directors, has agreed to step down as Chairman of the Board, Chief Executive Officer and President, and has resigned as a member of the Board of Directors, effective May 9, 2016.  John Sedor, a current director of Pernix Therapeutics, has been appointed Chairman of the Board and Interim Chief Executive Officer of the Company while the Board of Directors searches for a permanent CEO.  The Board currently intends that Mr. Sedor will remain as Chairman of the Board when a new CEO is appointed.

Mr. Sedor said, “On behalf of the Pernix Board of Directors and employees, we would like to thank Doug for his service to the company, and wish him success in his future endeavors. We recognize and appreciate Doug’s significant contributions to Pernix.”

Mr. Sedor has served as a member of the Board since March 2014.  Mr. Sedor has been Chairman and Chief Executive Officer of SEDOR Pharmaceuticals, LLC since 2014 and served as President and CEO and a Director of Cangene Corporation, a fully integrated developer and manufacturer of immune therapeutics, from 2011 until its acquisition by Emergent Biosolutions in February 2014.  Prior to that, from 2008 until 2011, Mr. Sedor served as Chief Executive Officer and President of CPEX Pharmaceuticals since its spin-off from Bentley in 2008 until its acquisition by Footstar. Mr. Sedor was President of Bentley from 2005 until the spin-off of CPEX.  From 2001 to May 2005, he was President and CEO of Sandoz, Inc. (a division of Novartis AG) and prior to that served in a number of senior executive capacities with other healthcare companies.

On May 9, 2016, the Company notified the Listing Qualifications Department of The NASDAQ Stock Market, that it is not in compliance with NASDAQ’s audit committee composition requirement set forth in NASDAQ Listing Rule 5605(c)(2)(A), which requires that an audit committee have at least three members, each of whom is independent.  Following the appointment of John Sedor as Interim Chief Executive Officer of the Company on May 9, 2016, the Company is left with only two independent directors serving on its audit committee. NASDAQ Listing Rule 5605(c)(4)(A) provides a cure period for Pernix to regain compliance with NASDAQ's audit committee composition requirements. This cure period will run through November 5, 2016.  During the cure period, the Company’s common stock will continue to trade on NASDAQ, subject to the Company’s continued compliance with other NASDAQ listing requirements. Pernix is currently addressing the need for an audit committee member and expects to regain compliance with NASDAQ's audit committee composition requirements within the cure period.

About Pernix Therapeutics
Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and pain management, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.
To learn more about Pernix Therapeutics, visit www.pernixtx.com.

CONTACT

Investor Relations
Sanjay Patel, 800-793-2145 ext. 1009
Chief Financial Officer
spatel@pernixtx.com

Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com